SECURITIES & EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2

(Amendment No.)*

Oxygen Biotherapeutics, Inc.

(Name of Issuer)

Common Stock, $.0001 Par Value Per Share

(Title of Class of Securities)

(CUSIP Number)

69207P308

March 18, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

(Page 1 of 15 Pages)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 69207P308	13G	Page 2 of 15 Pages

(1)	NAMES OF REPORTING PERSONS
HealthCor Management, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(5) SOLE VOTING POWER
0

SHARES

BENEFICIALLY	(6) SHARED VOTING POWER
1,500,000
OWNED BY

EACH	(7) SOLE DISPOSITIVE POWER
0
REPORTING

PERSON WITH	(8) SHARED DISPOSITIVE POWER
1,500,000

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
1,500,000

(10)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)	☐

(11)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (9)
5.39%

(12)	TYPE OF REPORTING PERSON (see instructions)
PN

CUSIP No. 69207P308	13G	Page 3 of 15 Pages

(1)	NAMES OF REPORTING PERSONS
HealthCor Associates, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(5) SOLE VOTING POWER
0

SHARES

BENEFICIALLY	(6) SHARED VOTING POWER
1,500,000
OWNED BY

EACH	(7) SOLE DISPOSITIVE POWER
0
REPORTING

PERSON WITH	(8) SHARED DISPOSITIVE POWER
1,500,000

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
1,500,000

(10)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)	☐

(11)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (9)
5.39%

(12)	TYPE OF REPORTING PERSON (see instructions)
OO - limited liability company

CUSIP No. 69207P308	13G	Page 4 of 15 Pages

(1)	NAMES OF REPORTING PERSONS
HealthCor Offshore Master Fund, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF	(5) SOLE VOTING POWER
0

SHARES

BENEFICIALLY	(6) SHARED VOTING POWER
1,389,462
OWNED BY

EACH	(7) SOLE DISPOSITIVE POWER
0
REPORTING

PERSON WITH	(8) SHARED DISPOSITIVE POWER
1,389,462

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
1,389,462

(10)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (9) EXCLUDES CERTAIN SHARES(see instructions)	☐

(11)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (9)
4.99%

(12)	TYPE OF REPORTING PERSON (see instructions)
PN

CUSIP No. 69207P308	13G	Page 5 of 15 Pages

(1)	NAMES OF REPORTING PERSONS
HealthCor Offshore GP, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(5) SOLE VOTING POWER
0

SHARES

BENEFICIALLY	(6) SHARED VOTING POWER
1,389,462
OWNED BY

EACH	(7) SOLE DISPOSITIVE POWER
0
REPORTING

PERSON WITH	(8) SHARED DISPOSITIVE POWER
1,389,462

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
1,389,462

(10)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)	☐

(11)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (9)
4.99%

(12)	TYPE OF REPORTING PERSON (see instructions)
OO – limited liability company

CUSIP No. 69207P308	13G	Page 6 of 15 Pages

(1)	NAMES OF REPORTING PERSONS
HealthCor Group, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(5) SOLE VOTING POWER
0

SHARES

BENEFICIALLY	(6) SHARED VOTING POWER
1,500,000
OWNED BY

EACH	(7) SOLE DISPOSITIVE POWER
0
REPORTING

PERSON WITH	(8) SHARED DISPOSITIVE POWER
1,500,000

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
1,500,000

(10)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)	☐

(11)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (9)
5.39%

(12)	TYPE OF REPORTING PERSON (see instructions)
OO – limited liability company

CUSIP No. 69207P308	13G	Page 7 of 15 Pages

(1)	NAMES OF REPORTING PERSONS
Arthur Cohen

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF	(5) SOLE VOTING POWER
0

SHARES

BENEFICIALLY	(6) SHARED VOTING POWER
1,500,000
OWNED BY

EACH	(7) SOLE DISPOSITIVE POWER
0
REPORTING

PERSON WITH	(8) SHARED DISPOSITIVE POWER
1,500,000

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
1,500,000

(10)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)	☐

(11)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (9)
5.39%

(12)	TYPE OF REPORTING PERSON (see instructions)
IN

CUSIP No. 69207P308	13G	Page 8 of 15 Pages

(1)	NAMES OF REPORTING PERSONS
Joseph Healey

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF	(5) SOLE VOTING POWER
0

SHARES

BENEFICIALLY	(6) SHARED VOTING POWER
1,500,000
OWNED BY

EACH	(7) SOLE DISPOSITIVE POWER
0
REPORTING

PERSON WITH	(8) SHARED DISPOSITIVE POWER
1,500,000

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
1,500,000

(10)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)	☐

(11)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (9)
5.39%

(12)	TYPE OF REPORTING PERSON (see instructions)
IN

CUSIP No. 69207P308	13G	Page 9 of 15 Pages

(1)	NAMES OF REPORTING PERSONS
HealthCor Long Offshore Master Fund, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)

(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF	(5) SOLE VOTING POWER
0

SHARES

BENEFICIALLY	(6) SHARED VOTING POWER
110,538
OWNED BY

EACH	(7) SOLE DISPOSITIVE POWER
0
REPORTING

PERSON WITH	(8) SHARED DISPOSITIVE POWER
110,538

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
110,538

(10)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)	☐

(11)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (9)
0.40%

(12)	TYPE OF REPORTING PERSON (see instructions)
PN

CUSIP No. 69207P308	13G	Page 10 of 15 Pages

(1)	NAMES OF REPORTING PERSONS
HealthCor Long Master GP, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)

(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(5) SOLE VOTING POWER
0

SHARES

BENEFICIALLY	(6) SHARED VOTING POWER
110,538
OWNED BY

EACH	(7) SOLE DISPOSITIVE POWER
0
REPORTING

PERSON WITH	(8) SHARED DISPOSITIVE POWER
110,538

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
110,538

(10)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)	☐

(11)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (9)
0.40%

(12)	TYPE OF REPORTING PERSON (see instructions)
OO - limited liability company

CUSIP No. 69207P308	13G	Page 11 of 15 Pages

Item 1(a).	Name of Issuer:
Oxygen Biotherapeutics, Inc.

Item 1(b).	Address of Issuer's Principal Executive Offices:
One Copley Parkway, Suite 490, Morrisville, NC 27560

Item 2(a, b, c). Name of Person Filing:

(i) HealthCor Management, L.P., a Delaware limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(ii) HealthCor Associates, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(iii) HealthCor Offshore Master Fund, L.P., a Cayman Islands limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(iv) HealthCor Offshore GP, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(v) HealthCor Group, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(vi) Joseph Healey, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(vii) Arthur Cohen, 12 South Main Street, #203 Norwalk, Connecticut 06854;

(viii) HealthCor Long Offshore Master Fund, L.P., a Cayman Islands limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019; and

(ix) HealthCor Long Master GP, LLC., a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019.

Both Mr. Healey and Mr. Cohen are United States citizens.

The persons at (i) through (ix) above are collectively referred to herein as the "Reporting Persons".

CUSIP No. 69207P308	13G	Page 12 of 15 Pages

Item 2(d).	Title of Class of Securities: Common Stock, $.0001 Par Value Per Share (the "Common Stock")

Item 2(e).	CUSIP Number: 69207P308

Item 3.	Not applicable.

Item 4.	Ownership.

The information required by Items 4(a) - (c) is set forth in Rows 5 - 11 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

Collectively, HealthCor Offshore Master Fund, L.P. and HealthCor Long Offshore Master Fund, L.P. (each a "Fund" and together, the "Funds") are the beneficial owners of a total of 1,500,000 shares of the Common Stock of the Issuer.

HealthCor Offshore GP, LLC is the general partner of HealthCor Offshore Master Fund, L.P. Accordingly, HealthCor Offshore GP, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Offshore Master Fund, L.P. HealthCor Group, LLC is the general partner of HealthCor Offshore GP, LLC and, therefore, may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Offshore Master Fund, L.P.

HealthCor Long Master GP, LLC is the general partner of HealthCor Long Offshore Master Fund, L.P. Accordingly, HealthCor Long Master GP, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Long Offshore Master Fund, L.P. HealthCor Group, LLC is the general partner of HealthCor Long Master GP, LLC and, therefore, may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Long Offshore Master Fund, L.P.

By virtue of its position as the investment manager of the Funds, HealthCor Management, L.P. may be deemed a beneficial owner of all the shares of Common Stock owned by the Funds. HealthCor Associates, LLC is the general partner of HealthCor Management, L.P. and thus may also be deemed to beneficially own the shares of Common Stock that are beneficially owned by the Funds.

CUSIP No. 69207P308	13G	Page 13 of 15 Pages

As the Managers of HealthCor Associates, LLC, Arthur Cohen and Joseph Healey exercise both voting and investment power with respect to the shares of Common Stock reported herein, and therefore each may be deemed a beneficial owner of such Common Stock.

Each of the Reporting Persons hereby disclaims any beneficial ownership of any such shares of Common Stock in excess of their actual pecuniary interest therein.

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable

Item 8.	Identification and Classification of Members of the Group.
See Exhibit I.

Item 9.	Notice of Dissolution of Group.
Not Applicable

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I:	Joint Acquisition Statement, dated as of March 28, 2014.

CUSIP No. 69207P308	13G	Page 14 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED: March 28, 2014

HEALTHCOR MANAGEMENT, L.P.

By: HealthCor Associates, LLC, its general partner

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR OFFSHORE MASTER FUND, L.P.

By: HealthCor Group, LLC, its general partner

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

CUSIP No. 69207P308	13G	Page 15 of 15 Pages

HEALTHCOR LONG MASTER GP, LLC, for itself and as general partner of behalf of HEALTHCOR LONG OFFSHORE MASTER FUND, L.P.

By: HealthCor Group, LLC, its general partner

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR ASSOCIATES, LLC

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR GROUP, LLC

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

JOSEPH HEALEY, Individually

/s/ Joseph Healey

ARTHUR COHEN, Individually

/s/ Arthur Cohen

EXHIBIT 1

JOINT ACQUISITION STATEMENT PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledges that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated:                   March 28, 2014

HEALTHCOR MANAGEMENT, L.P.

By: HealthCor Associates, LLC, its general partner

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR OFFSHORE MASTER FUND, L.P.

By: HealthCor Group, LLC, its general partner

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR LONG MASTER GP, LLC, for itself and as general partner of behalf of HEALTHCOR LONG OFFSHORE MASTER FUND, L.P.

By: HealthCor Group, LLC, its general partner

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR ASSOCIATES, LLC

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR GROUP, LLC

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

JOSEPH HEALEY, Individually

/s/ Joseph Healey

ARTHUR COHEN, Individually

/s/ Arthur Cohen